Exhibit 99.1

News Release

Wabtec Completes Acquisition Of Fandstan

WILMERDING, PA, June 6, 2014 – Wabtec Corporation (NYSE: WAB) has completed the previously announced acquisition of Fandstan Electric Group Ltd., a leading rail and industrial equipment manufacturer, for about $220 million. Based in London, England, Fandstan Electric has annual sales of about $245 million.

Fandstan Electric designs, manufactures and installs electrical current and data collection products for a variety of markets, including rail and tram transportation, industrial and energy. The company’s highly engineered products include pantographs, third rail shoe gears, electrical contacts and brush holders, and its brand names include Brecknell Willis, Stemmann Technik and TransTech. Fandstan Electric has about 1,000 employees and operations in the U.K., Europe, China, Australia, and the U.S.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Fandstan Electric fits all of our strategic growth initiatives: global and market expansion, aftermarket expansion, and new products and technologies. We’re pleased to add the company to our portfolio and eager to begin working with its management team to continue to grow and improve the business.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148